EXHIBIT (H)(3)

                       TRANSFER AGENT SERVICING AGREEMENT

      THIS AGREEMENT is made and entered into as of this 30th day of November, 2003, and replaces any prior agreement relating to the services described herein, by and between Thompson Plumb Funds, Inc. a Wisconsin corporation (the "Corporation") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

      WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of common stock in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

      WHEREAS, the Corporation desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Corporation listed on Exhibit A hereto (as amended from time to time) (each a "Fund", collectively the "Funds").

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    Appointment of USBFS as Transfer Agent

            The Corporation hereby appoints USBFS as transfer agent of the Corporation on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.    Services and Duties of USBFS

            USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

      A.    Receive orders for the purchase of shares.

      B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Corporation's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

      C. Arrange for issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's current prospectus ("Prospectus").

      D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Corporation's custodian.

      E. Pay monies upon receipt from the Corporation's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

      F. Process transfers of shares in accordance with the shareholder's instructions.

      G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

      H. Prepare and transmit payments for dividends and distributions declared by the Corporation with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

      I. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

      J. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

      K. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

      L.    Mail shareholder reports and Prospectuses to current shareholders.

      M. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

      N. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Corporation.

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      O.    Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Corporation, all as required by applicable federal tax laws and regulations.

      P. Provide a Blue Sky system that will enable the Corporation to monitor the total number of shares of the Fund sold in each state. In addition, the Corporation or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Corporation's Blue Sky state registration status is solely limited to the initial compliance by the Corporation and the reporting of such transactions to the Corporation or its agent.

      Q. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Corporation.

      R. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit C hereto.

3.    Compensation

      USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended [by the parties] in writing from time to time). The Corporation shall pay all fees and reimbursable expenses within thirty
      (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Corporation shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Corporation is disputing any amounts in good faith. The Corporation shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Corporation is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Corporation to USBFS shall only be paid out of assets and property of the particular Fund involved.

4.    Indemnification; Limitation of Liability

      A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Corporation shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Corporation, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors of the Corporation (the "Board of Directors" or "Directors").

            USBFS shall indemnify and hold the Corporation harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Corporation may sustain or incur or that may be asserted against the Corporation by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Such plans and provisons are consistent with accepted industry standards. Representatives of the Corporation shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

            Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

5.    Proprietary and Confidential Information

            USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Corporation all records and other information relative to the Corporation and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Corporation.

      Further, USBFS will adhere to the privacy policies adopted by the Corporation pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Corporation's shareholders with any third party unless specifically directed by the Corporation or allowed under one of the exceptions noted under the Act.

6.    Anti-Money Laundering Program

      The Corporation acknowledges that it has had an opportunity to review, consider and comment upon the procedures provided by USBFS describing various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity (the "Monitoring Procedures") as well as written procedures for verifying a customer's identity (the "Customer Identification Procedures"), together referred to as the "Procedures," and the Corporation has determined that the Procedures, as part of the Corporation's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provision of the Bank Secrecy Act and the implementing regulations thereunder.

      Based on this determination, the Corporation hereby instructs and directs USBFS to implement the Procedures on the Corporation's behalf, as such may be amended or revised from time to time.

      It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Corporation's anti-money laundering responsibilities.

      USBFS agrees to provide to the Corporation:

      (a) Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Corporation or any shareholder of the Fund;

      (b) Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Corporation agrees not to communicate this information to the customer;

      (c) Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring on behalf of the Corporation;

      (d) Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

      (e) An annual report of its monitoring and customer identification activities on behalf of the Corporation. USBFS shall provide such other reports on the monitoring and customer identification activities conducted at the direction of the Corporation as may be agreed to from time to time by USBFS and the Corporation.

      The Corporation hereby directs, and USBFS acknowledges, that USBFS shall
      (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures on behalf of the Corporation, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Corporation.

7.    Term of Agreement; Amendment

            This Agreement shall become effective as of the date first written above and will continue indefinitely unless cancelled by either party pursuant to the terms contained herein or by operation of law. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

8.    Duties in the Event of Termination

            In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Corporation by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Corporation, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Corporation (if such form differs from the form in which USBFS has maintained, the Corporation shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

9.    Records

            USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Corporation, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Corporation and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Corporation on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

10.   Governing Law

            This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

11.   Data Necessary to Perform Services

      The Corporation or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Corporation, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

12.   Assignment

      This Agreement may not be assigned by either party without the prior written consent of the other party.

13.   Notices

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                       U.S. Bancorp Fund Services, LLC
                       Attn: President
                       615 East Michigan Street
                       Milwaukee, WI 53202

               and notice to the Corporation shall be sent to:

                       Thompson Plumb Funds, Inc.
                       Attn: General Counsel
                       1200 John Q. Hammons Drive
                       Madison, WI 53717

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THOMPSON PLUMB FUNDS, INC.              U.S. BANCORP FUND SERVICES, LLC


-------------------------------------   By:
Thomas G. Plumb                             ------------------------------------
President
                                        Title:
                                               ---------------------------------

                                    Exhibit A
                                     to the
                       Transfer Agent Servicing Agreement

                  Separate Series of Thompson Plumb Funds, Inc.

Name of Series                                                        Date Added
--------------                                                        ----------
Thompson Plumb Growth Fund                                               1996
Thompson Plumb Select Fund                                               2001
Thompson Plumb Blue Chip Fund                                            2002
Thompson Plumb Balanced Fund                                             1996
Thompson Plumb Bond Fund                                                 1996

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                      TRANSFER AGENT & SHAREHOLDER SERVICES
                               ANNUAL FEE SCHEDULE
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Service Charges to the Fund*

Shareholder Account Fee (Subject to Minimum)

      o     No-Load - $15.00 /account

      o     Load Fund - $16.00 /account

      o     Daily Accrual Fund - $21.00 /account

      o     Matrix Level 3 Accounts - $11.00/account

Annual Minimum

      o     $24,000 per no-load fund

      o     $28,000 per load or daily accrual fund

      o     $15,000 each additional class

Activity Charges

      o     Telephone Calls - $1.50 /call

      o     E-mail Services
               $2.50 /e-mail received

      o     Draft Check Processing - $1.00 /draft

      o     Daily Valuation Trades - $6.75 /trade

      o     Lost Shareholder Search - $5.00 /search

      o     AML Base Service (excl Level 3 accounts)

            0-999 accounts - $500.00/year
            1,000-4,999 accounts - $1,000/year
            5,000-9,999 accounts - $2,500/year
            10,000+ accounts - $5,000/year

      o AML New Account Service - $1.00/new domestic accounts and $2.00/new foreign account

      o     Shareholder Verifications $0.35/item

      o     ACH/EFT Shareholder Services:

            $125.00 /month/fund group
            $  .50 /ACH item, setup, change
            $5.00 /correction, reversal

Out-of-pocket Costs - Including but not limited to:

      o     Telephone toll-free lines, call transfers, etc.

      o     Mailing, sorting and postage

      o     Stationery, envelopes

      o     Programming, special reports

      o     Insurance, record retention, microfilm/fiche

      o     Proxies, proxy services

      o     ACH fees, NSCC charges

      o     All other out-of-pocket expenses

Service Charges to Investors

Qualified Plan Fees (Billed to Investors)

      o     $15.00 /qualified plan acct (Cap at $30.00/SSN)

      o     $15.00 /Coverdell ESA acct (Cap at $30.00/SSN)

      o     $25.00 /transfer to successor trustee

      o     $25.00 /participant distribution (Excluding SWPs)

      o     $25.00 /refund of excess contribution

Additional Shareholder Fees (Billed to Investors)

      o     $15.00 /outgoing wire transfer

      o     $15.00 /overnight delivery

      o     $ 5.00 /telephone exchange

      o     $25.00 /return check or ACH

      o     $25.00 /stop payment

      o $ 5.00 /research request per account (Cap at $25.00/request) (For requested items of the second calendar year [or previous] to the request)

Technology Charges

1.    Fund Group Setup (first cusip) - $2,000 /fund group

2.    Fund Setup - $1,500 /cusip (beyond first cusip)

3.    NSCC Service Interface - All NSCC Services

      o     Setup - $1,500 /fund group

      o     Annual - $1,400 /cusip/year

4.    Telecommunications and Voice Services

      o     Service Setup - $1,650 ATT transfer connect

      o     VRU Setup - $500 /fund group

      o     VRU Maintenance - $100 /cusip/month

      o     $.35 /voice response call o $.40 /voice recognition call

5.    Asset Allocation Services - $8.00 /account group/year (4 reallocations)

6.    12b-1 Aging - $1.50 /account/year

7.    Average Cost - $.36 /account/year

8.    Development/Programming - $150 /hour

9.    File Transmissions - subject to requirements

10.   Selects - $300 per select

11.   Extraordinary services - charged as incurred

      o     Conversion of Records (if necessary) - Estimate to be provided.

      o     Custom processing, re-processing

All other extraordinary services

Fees are billed monthly.

*     Subject to CPI increase.

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*     Effective with the first day after expiration of the first twelve (12)
      months of service, the fees and charges set forth in this Schedule shall be increased over the fees and charges during the previous twelve (12) months in the amount equal to the change in the Consumer Price Index for all Urban Consumers in the Milwaukee, Wisconsin Metropolitan Statistical Area, All Terms, Based 1982-1984 = 100, as last reported by the U.S. Bureau of Labor Statistics ("CPI-U"). Thereafter, all of the fees and charges in this fee schedule (except for out-of-pocket expenses) shall increase annually upon each anniversary of this Schedule in an amount equal to the percentage change in the CPI-U for the proceeding twelve (12) months.
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

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                                INTERNET SERVICES
                               ANNUAL FEE SCHEDULE
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FAN WEB - Shareholder internet access to account information and transaction capabilities. Internet service is connected directly to the fund group's web site through a transparent hyperlink. Shareholders can access account information, portfolio listing within a fund family, view transaction history, purchase additional shares through ACH, etc.

Annual Base Fee - $1000/month December 1, 2003 - November 30, 2004
                  $1500/month December 1, 2004 - November 30, 2005 $2000/month December 1, 2005 - November 30, 2006

Activity (Session) Fees:

      o     Inquiry - $.10 per event

      o     Account Maintenance - $.25 per event

      o Transaction - financial transactions, reorder statements, etc. - $.50 per event

      o     New Account Set-up - $3.00 per event
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

                                    Exhibit C
                                     to the
                       Transfer Agent Servicing Agreement

                             As Of Processing Policy

      USBFS will reimburse each Fund for any net material loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.